EX-99.77J REVALUATION

Exhibit to Accompany Item 77J
Form NSAR

Frontegra Funds, Inc.

U.S. generally accepted accounting principles require that certain components of net assets relating to permanent differences be reclassified between financial and tax reporting. These reclassifications have no effect on net assets or net asset value per share. For the year ended June 30, 2008, the following table shows the reclassifications made:

	Frontegra	Frontegra	Frontegra
	Columbus Core	Columbus	IronBridge
	Plus Fund	Core Fund	Small Cap
			Fund

Paid in capital	$ 2,013,734	$ 486,424	$ -
Accumulated net investment income (loss)	1,205,812	(67,675)	(84,223)
Accumulated net realized gain (loss)	(3,304,997)	(417,934)	84,223
Unrealized gains & losses	85,451	(815)	-

	Frontegra	Frontegra	Frontegra
	IronBridge	New Star	Netols
	SMID Fund	International	Small Cap
		Equity Fund	Value Fund

Paid in capital	$ 5,554	$ -	$ 3,753
Accumulated net investment income (loss)	(4,458)	(1,271,599)	(3,776)
Accumulated net realized gain (loss)	(1,096)	(1,271,599)	23